Exhibit 23.2




               INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Level 8 Systems, Inc. on Form S-3 of our report dated January 26, 1996 (except for Note 13, as to which the date is September 9, 1996 and except for the last sentence of Note 13, as to which the date is November 8, 1996), appearing in the Registration Statement on Form S-1 (File No. 333-15455) as declared effective December 17, 1996, of Level 8 Systems, Inc. for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of LEVEL 8 SYSTEMS, INC. listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                    LURIE, BESIKOF, LAPIDUS & CO., LLP



Minneapolis, Minnesota

March 7, 1997